UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 29, 2018

HOMESTREET, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35424	91-0186600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Union Street, Ste. 2000, Seattle, WA 98101
(Address of principal executive offices) (Zip Code)
(206) 623-3050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark if the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ]	Emerging growth company

[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement
On June 29, 2018, HomeStreet Bank (the "Bank") a wholly owned subsidiary of HomeStreet, Inc. (the "Company") entered into an Agreement for the Bulk Purchase and Sale of Mortgage Servicing Rights (the "Sale Agreement") with Matrix Financial Services Corporation ("Matrix") pursuant to which the Bank has agreed to sell servicing rights relating to certain single family mortgage loans ("MSRs") serviced for the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac") with an aggregate unpaid principle balance of approximately $4.9 billion (the “Servicing Rights”) to Matrix effective June 29, 2018 (the "Sale Date"). Approximately $27.2 million in deposit balances representing custodial funds and advances relating to the MSRs being sold will also be transferred to Matrix by HomeStreet on or after the Sale Date. The sale represents approximately 20% percent of the Bank’s total single family mortgage servicing portfolio as of March 31, 2018. Each of Fannie Mae and Freddie Mac has consented to the transfer of the Servicing Rights pursuant to the Sale Agreement.

Pursuant to the Sale Agreement, the preponderance of the purchase price was paid at signing on the Sale Date. Matrix has agreed to reimburse the Bank for all documented advances of principal, interest, taxes, insurance and corporate expenses made by the Bank in accordance with Fannie Mae or Freddie Mac guidelines, as applicable. All legal right, title and interest in and to the MSRs were transferred to Matrix on June 29, 2018, however, the final physical transfer of the MSRs with respect to Fannie Mae loans is expected to occur on August 1, 2018 and with respect to Freddie Mac loans is expected to occur on August 16, 2018. The Bank will continue to service the loans in the portfolio underlying the Servicing Rights on behalf of Matrix from June 29, 2018 until the physical transfer of the Servicing Rights to Matrix is completed.

A copy of the Sale Agreement will be filed with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the Sale Agreement.

The Sale Agreement and description of the Sale Agreement set forth above have been included to provide investors and security holders with information regarding the terms of the Sale Agreement, and is not intended to provide any other factual information about the Company, the Bank, Matrix or their respective subsidiaries or affiliates. The representations and warranties contained in the Sale Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Sale Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. Investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of the Company, the Bank, Matrix or any of their respective subsidiaries, affiliates or businesses.

Item 7.01.	Regulation FD Disclosure*
On July 3, 2018, the Company issued a press release announcing the sale of the mortgage servicing rights, a copy of which is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits*

(d) Exhibits	Description
Exhibit 99.1	HomeStreet Press Release dated July 3, 2018

* The information furnished under Item 7.01 and Item 9.01 of this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section, nor shall it be deemed incorporated by reference in any registration statement or other filings of the Company under the Securities Act of 1933, as amended, except as shall be set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2018

HomeStreet, Inc.

By:	/s/ Mark K. Mason
Mark K. Mason
President, Chief Executive Officer